Exhibit 99.1

UTStarcom Announces Date for Its 2010 Annual Meeting of Stockholders and Deadline for Submitting Stockholder Proposals

Beijing, China, Oct 1, 2010/PRNewswire-FirstCall via COMTEX News Network/ — UTStarcom, Inc. (Nasdaq: UTSI) today announced the date of its 2010 Annual Meeting of Stockholders will be held on Monday, December 13, 2010 at 1:00 p.m., local time. The meeting will be held at the Company’s offices located at 20F, Tower E1, The Towers, Oriental Plaza, No. 1 East Chang An Ave., Dong Cheng District, Beijing, China. Stockholders of record as of the close of business on October 19, 2010 are entitled to notice of and vote at the 2010 Annual Meeting.

Rule 14a-8 Stockholder Proposal Deadline

The 2010 Annual Meeting date represents a change of more than 30 days from the anniversary of UTStarcom’s 2009 Annual Meeting of Stockholders. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, UTStarcom has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in UTStarcom’s proxy materials for the 2010 Annual Meeting. The new deadline for delivering stockholder proposals to UTStarcom is the close of business on October 11, 2010. Such proposals should be delivered to: UTStarcom, Inc., P.O. Box 14838, Oakland, CA 94614, Attention: Corporate Secretary; Assistant General Counsel. UTStarcom recommends that such proposals be sent by certified mail, return receipt requested. Such proposals also will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in UTStarcom’s proxy materials, and may be omitted if not in compliance with applicable requirements.

Bylaws Advance Notice Deadline

In accordance with the requirements for advance notice set forth in UTStarcom’s bylaws, in order for a stockholder proposal to be submitted outside of Rule 14a-8 or a director nomination to be considered timely, such proposal or nomination must be received by the Corporate Secretary by close of business on October 11, 2010 at the address noted above. Such proposals must comply with Article II, Section 2.5 of UTStarcom’s bylaws.

This press release constitutes a public announcement of the date of the 2010 Annual Meeting for purposes of Article II, Section 2.5 of UTStarcom’s bylaws. A copy of UTStarcom’s bylaws is available by submitting a written request to the address noted above, Attention: Investor Relations, or by accessing UTStarcom’s website at http://investorrelations.utstar.com/governance.cfm

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. The company was founded in 1991 and is headquartered in Beijing, P.R. China. For more information about UTStarcom, visit the company’s web site at http://www.utstar.com.

For more information, please contact:

Linda Rothemund
VP, Investor Relations
Market Street Partners
Phone: (415) 445-3236
linda@marketstreetpartners.com

Brion Tingler
Director
Kreab Gavin Anderson
Phone: +8610 6505 9816
btingler@kreabgavinanderson.com